NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 30, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 16, 2007 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Alltel Corporation and Atlantis Merger Sub, Inc. a wholly-owned subsidiary of Atlantis Holdings LLC, an entity controlled by private investments funds affiliated with TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P. became effective on November 16, 2007. Each share of $2.06 No Par Cumulative Convertible Preferred Stock Series C of Alltel Corporation was converted into $523.22 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 19, 2007.